Exhibit 99.1

SIGA Announces Public Health Agency of Canada
Contract Award to Purchase Up To Approximately $33 Million of Oral
TPOXX®

Second Contract by a Canadian Governmental Agency for the
Procurement of Oral TPOXX

January 13, 2021

NEW YORK -- SIGA Technologies, Inc. (SIGA) (NASDAQ: SIGA), a commercial-stage pharmaceutical company focused on the health security market, today announced that the Public Health Agency of Canada (PHAC) has awarded a contract to Meridian Medical Technologies, Inc. (“Meridian”, a Pfizer Company) (the “Contract”) for the purchase up to approximately $33 million of oral TPOXX® (tecovirimat) within five years. The Contract specifies firm commitments for the purchase of approximately $3.4 million of oral TPOXX by March 31, 2021 and a cumulative purchase of approximately $17.2 million of oral TPOXX by March 31, 2023; the remaining courses under the Contract are scheduled to be purchased after March 31, 2023 and are subject to option exercise by PHAC. The Contract award follows, but is separate and incremental to, the issuance in April, 2020 of a contract by the Canadian Department of National Defence (CDND) for the delivery of up to approximately $14 million of oral TPOXX.

 “We are pleased to work with the Public Health Agency of Canada to supply oral TPOXX, which highlights the importance of smallpox preparedness for not only the military, but also for civilian populations. Both the United States and Canada have underscored the critical role of preparedness for a smallpox outbreak with contracts for the procurement of TPOXX,” said Dr. Phil Gomez, CEO of SIGA Technologies. “We are continuing to work collaboratively with our partner, Meridian as well as the Department of Defence and the Canadian Public Health Agency to support procurement needs for TPOXX to protect Canada’s military and civilian populations, as well as additional jurisdictions around the world.”

As with all international sales of TPOXX, Meridian is the counterparty to the contract and SIGA will be responsible for the manufacture and delivery of product.

SIGA anticipates Canadian regulatory approval in late 2021 or early 2022.

In May 2019, SIGA entered into an international promotion agreement with Meridian.  Under the agreement, Meridian will promote the sale of oral TPOXX for the treatment of smallpox in all international markets, except the United States.  SIGA will continue to own all rights to the product and its related intellectual property.

ABOUT SIGA TECHNOLOGIES, INC. and TPOXX®

SIGA Technologies, Inc. is a commercial-stage pharmaceutical company focused on the health security market. Health security comprises countermeasures for biological, chemical, radiological and nuclear attacks (biodefense market), vaccines and therapies for emerging infectious diseases, and health preparedness. Our lead product is TPOXX®, also known as tecovirimat and ST-246®, an orally administered and IV formulation antiviral drug for the treatment of human smallpox disease caused by variola virus. TPOXX is a novel small-molecule drug and the US maintains a stockpile of 1.7 million oral courses in the Strategic National Stockpile under Project BioShield. The oral formulation of TPOXX was approved by the FDA for the treatment of smallpox on July 13, 2018. In September 2018, SIGA signed a contract with Biomedical Advanced Research and Development Authority (BARDA) for additional procurement and development related to both oral and intravenous formulations of TPOXX. For more information about SIGA, please visit www.siga.com.

ABOUT MERIDIAN MEDICAL TECHNOLOGIES, INC.

Meridian Medical Technologies, Inc., a Pfizer company, has been putting emergency care treatment options into the hands of military and civilian defenders for more than 50 years. Meridian is committed to help defend against critical, time-sensitive, life-or-death situations by providing medical countermeasures to the United States Department of Defense, Emergency Medical Services, Homeland Security, and more than 30 nations around the world.

Meridian holds a federal SAFETY Act designation and certification from the Department of Homeland Security for its portfolio of auto-injectors. The SAFETY Act is intended to provide critical incentives for the development and deployment of anti-terrorism technologies by providing liability protections for sellers of qualified anti-terrorism technologies.

About Smallpox1

Smallpox is a contagious, disfiguring and often deadly disease that has affected humans for thousands of years. Naturally occurring smallpox was eradicated worldwide by 1980, the result of an unprecedented global immunization campaign. Samples of smallpox virus have been kept for research purposes. This has led to concerns that smallpox could someday be used as a biological warfare agent. A vaccine can prevent smallpox, but the risk of the current vaccine's side effects is too high to justify routine vaccination for people at low risk of exposure to the smallpox virus.

FORWARD-LOOKING STATEMENTS

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to various known and unknown risks and uncertainties, and SIGA cautions you that any forward-looking information provided by or on behalf of SIGA is not a guarantee of future performance. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in other documents that SIGA has filed with the SEC. SIGA urges investors and security holders to read those documents free of charge at the SEC's web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements are current only as of the date on which such statements were made, and except for our ongoing obligations under the United States of America federal securities laws, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events, or otherwise.

The information contained in this press release does not necessarily reflect the position or the policy of the Government and no official endorsement should be inferred.

Contacts:

Investors
David Carey
212-867-1768
david.carey@finnpartners.com

Media
Stephanie Seiler
206-713-0124
stephanie.seiler@finnpartners.com

1http://www.mayoclinic.org/diseases-conditions/smallpox/basics/definition/con-20022769